EXHIBIT 10.40

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

March 7, 2024
Alex Chatkewitz
[***]
[***]
Via email: [***]
Dear Alex,
We are pleased to offer you a position at Wheels Up Partners LLC (the “Company”). We are excited to have you join the Company and anticipate that you will be a great addition to our team.
Your first day with the Company will be March 25, 2024, or on such other date that we mutually agree upon after your acceptance of this offer (your “Start Date”).
The following will outline the general terms of our employment offer:
1.Position and Duties. Your title will be Chief Accounting Officer and you will perform the duties and services assigned to you by the Company. You will report to Todd Smith, Chief Financial Officer. Your employment will be subject to all Company policies, procedures and practices as may currently exist or as may be modified or implemented in the future, including our Employee Handbook. This offer is made contingent upon the successful completion of the pre-employment process, including, but not limited to, satisfactory completion of a background check.
2.Place of Employment. The primary location for your employment will be the New York City, New York office. Notwithstanding the foregoing, the duties to be performed by you hereunder are such that you may need to travel as reasonably required in accordance with the Company’s policy on travel and expenses.
3.Annual Salary. Your annual base salary will be $350,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s payroll policies, as may be amended from time to time. As an exempt employee, you are not eligible for overtime under the provisions of the Fair Labor Standards Act.
4.Discretionary Bonus. Beginning in 2024, you will be eligible to participate in the Company’s annual bonus plan. The target amount for your position is equal to fifty percent (50%) of your salary. You will be subject to the terms of the Company’s annual bonus plan; however, your 2024 annual bonus target shall not be prorated for hire date. The final bonus payout is based on Company and individual performance targets and can be increased or decreased based on the actual results, your individual performance toward key performance indicators, and any other factors determined in the sole discretion of the Company.

5.Special Equity Award. The Company will recommend to the Compensation Committee of the Board of Directors (“Compensation Committee”) that you be granted a one-time equity award of 150,000 restricted stock units (the “Special Equity Award”), which shall vest as follows; 25% on the one-year anniversary of the grant date, thereafter, the remaining shares shall vest and become exercisable in twelve equal quarterly installments of 6.25%. The Special Equity Award shall be subject to the terms of the Company’s long-term incentive plans, and as may be amended from time to time at the discretion of the Company. The Special Equity Award grant is expected to be made at the next regularly scheduled Compensation Committee meeting.
6.Annual Equity Award. Commencing 2025, you will be eligible for an Annual Equity Award. Equity awards targets are assigned by level; currently the Senior Vice President equity award target percentage of salary is 100%. The equity award is subject to the application of a management applied individual performance factor. All equity awards are subject to approval and discretion of the Compensation Committee of the Board of Directors.
7.Paid Time Off. You will be eligible for paid time off, depending on years of service, during each calendar year of your employment with the Company in accordance with the Company’s paid time off policy, as may be amended from time to time.
8.Benefits. You will be entitled to the benefits that the Company customarily makes available to employees in positions comparable to yours. Please refer to the plan documents for more details, including eligibility. The Company reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time. Benefit plan eligibility begins on the first day of the month following the hire date.
9.Employment Relationship. In accepting this offer, you understand and agree that your employment with the Company will be “at-will.” This means that your employment is not for any specific length of time and that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that due to your at-will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits.
10.Severance Plan. Although your employment is at-will, if the Company terminates your employment without cause (as such term is defined herein) or you resign your employment for good reason (as such term is commonly understood), upon separation you will be entitled to receive severance as set forth in the Company’s Executive Severance Plan.
11.Conditions of Employment. Simultaneous with the execution of this letter agreement, you shall sign the Employee Confidentiality Agreement and Restrictive Covenants (“Restrictive Covenant Agreement”), a copy of which is attached hereto as Appendix A. You acknowledge that your employment with the Company is conditioned upon the execution and delivery of the Restrictive Covenant Agreement and the terms thereof shall be fully incorporated herein.

12.No Other Understandings. This letter agreement sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between you and the Company and/or its affiliates and any of their respective officers, directors, managers and/or principals.
13.Other Conditions and Obligations. By signing this agreement, you represent that you are not subject to any currently effective employment contract, or any other contractual or other binding obligation, including without limitation, any obligation relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire, that would restrict your employment or employment activities with or on behalf of the Company. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.
14.Board Positions. It is the Company’s policy that senior executives limit outside Board activity to one Board of Directors position. You may not serve on the Board of Directors or Advisory Board of more than one for-profit company without the prior written consent of the Company. You may serve as an officer, manager or director of or otherwise participate in charitable, educational, welfare, social, religious and civic organizations so long as such activities do not interfere with your employment with the Company.
15.Business Time. The employee shall devote full working time, energy, attention, and talents to the performance of the duties and responsibilities hereunder. You may not, without the prior written consent of the Chief Executive Officer directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, partner, member agent or representative of, any type of business or service other than as an employee of the Company.
16.Truthful Representations. You acknowledge and confirm that all of the representations you have made and all of the information that you have provided to the Company on any employment application, resume or any other document, or orally during the interview process, concerning, among other things, your prior employment history, education, experience and other qualifications, are true and correct. You understand and agree that any falsifications, misrepresentations, or omissions with respect to any of the representations and information that you have made or provided to the Company may be grounds for the withdrawal of this offer of employment or, if hired, the termination of your employment.
You further understand and acknowledge that your employment with the Company is contingent upon your satisfactory completion of background and drug checks, as applicable, that are conducted by the Company and your completion of Section 1 of the Form I-9 on or before the end of your first (1st) day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the end of your third (3rd) day of employment.

[Signature Page Follows]

Please indicate your acceptance of our offer on the terms set forth above by countersigning in the appropriate space below. The offer contained herein shall automatically expire two business days from the date hereof.
We are excited at the prospect of you joining our team and look forward to having you on board.
Sincerely,
/s/ Ken Henion
Ken Henion
VP, Total Rewards & People Operations

Agreed and Accepted:
/s/ Alex Chatkewitz
Alex Chatkewitz
3/8/2024
Date